Exhibit 10.1

May 24, 2017

Mr. E. J. Bird
15 Blazing Star Trail
Landrum, SC 29356

Temporary Employment Agreement

Dear E. J.:

This is the agreement of Sears Hometown and Outlet Stores, Inc. (“SHO”) and you (this “Agreement”) that you will serve as an employee of SHO with the title “Interim Chief Financial Officer” for the six-month period beginning June 1, 2017 and ending on November 30, 2017 (this six-month period, the “Term”). In this position, you will report to Will Powell, SHO’s Chief Executive Officer and President. At the end of the Term your employment by SHO will end.

SHO and you agree to the following:

1.
Responsibilities as Interim Chief Financial Officer. During your employment as Interim Chief Financial Officer you will be accountable for the administrative, financial (including accounting and treasury), and risk management operations of SHO, to include the ongoing implementation of SHO’s financial strategies and financial systems migration from Sears Holdings Corporation, and the ongoing development and monitoring of control systems designed to preserve SHO’s assets and report accurate financial results. As part of these responsibilities you will (a) deliver to SHO’s auditors all certifications and representations that the auditors may reasonably request and (b) execute and cause to be filed, as SHO’s “principal financial officer” and “principal accounting officer,” all reports that include, or incorporate by reference, financial information about SHO that it files with the Securities and Exchange Commission (the “SEC”) and to execute and cause to be filed with the SEC all certifications related to these reports required by law.

2.
Total Compensation. SHO will pay to you a total salary of $365,000 for the Term that SHO will pay to you during the Term in twelve installments of $30,416.67 each (the “Installments”) in accordance with SHO’s regular payroll practices including withholdings required by law. Subject to paragraph 3, if SHO terminates your employment without Cause, each of the Installments that is unpaid as of the termination date will become immediately payable to you in cash as soon as administratively possible following the termination date. “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as reasonably determined by SHO) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of SHO, and is not remedied by you in a reasonable period of time after receipt of written notice from SHO specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with SHO.

3.
Election of Chief Financial Officer. If SHO’s Board of Directors, in accordance with Section 4.4 of SHO’s Amended and Restated Bylaws, elects you as SHO’s Chief Financial Officer, you will be not be entitled to receive any of the unpaid Installments. If SHO’s Board of Directors, in accordance with Section 4.4 of SHO’s Amended and Restated Bylaws, elects someone other than you as SHO’s Chief Financial Officer (the “Replacement”), you will continue as an employee of SHO until the earliest of (a) the sixtieth day following the election of the Replacement, (b) the end of the Term, or (c) a date determined by Mr. Powell, in which event during the continuation your title will change to “Advisor to the Chief Executive Officer” and you will assist SHO with the transition to, and the initiation of, the Replacement and such other matters as determined by Mr. Powell.

4.
Benefits. Subject to the next two sentences, during the Term you will be eligible to participate in all retirement, health, and welfare programs made available or sponsored by SHO on a basis no less favorable than SHO’s other executive officers, in accordance with the applicable terms, conditions, and availability of those programs. You will not be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan, the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program, or in any other SHO bonus plan, program, or arrangement. Except as provided in paragraph 2, you also will not be eligible to participate in any SHO severance plan, program, or arrangement or otherwise be entitled to receive severance or any other compensation at the end of the Term or at any other time.

5.
Office; Local Accommodations and Weekly Travel to and from Your Home. You will perform your responsibilities as Interim Chief Financial Officer in accordance with this Agreement at SHO’s Hoffman Estates offices during normal business hours Monday through Thursday and during normal business hours on Friday from your home or other location chosen by you. If in accordance with paragraph 3 you serve as Advisor to the Chief Executive Officer, you will continue to perform your responsibilities during normal business hours at SHO’s Hoffman Estates offices at least four business days during each two-week period and during the remaining normal business hours from your home or other location chosen by you. SHO will reimburse you for your reasonable housing arrangements in the Hoffman Estates area with a vendor that we will select. SHO will also reimburse you for reasonable airfare and commuting costs (such as airport parking and mileage to/from the airport) to and from your home or to Texas on a weekly basis in accordance with our corporate travel program.

6.
No Restrictions. :You represent and warrant to SHO that (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to perform as SHO’s Interim Chief Financial Officer in accordance with this Agreement or any other position with SHO or any of its affiliates, and (b) you are not (i) a member of any board of directors, board of trustees, or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as already disclosed to and approved by SHO. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHO, such consent not to be unreasonably withheld. You agree to continue to refrain from disclosing or using in violation of an obligation of confidentiality any information that you acquired as a result of any previous employment or otherwise.

7.	Employment is At Will. You acknowledge that your employment with SHO during the Term is At Will, which SHO acknowledges does not limit its obligations to you in paragraph 2.

Please note that this Agreement is subject to (1) successful completion of a criminal background check submitted by SHO and (2) the approval of SHO’s Board of Directors and its Compensation Committee. SHO may be required by the rules of the SEC to make public disclosures regarding your employment by SHO and the terms and conditions of this Agreement if it is executed by SHO and by you, and to thereafter file this Agreement as an exhibit to appropriate SEC reports that will be publicly available.

The laws of the State of Illinois (without regard to its conflicts-of-law principles) govern this Agreement.

Sears Hometown and Outlet Stores, Inc.

By: /S/ WILL POWELL
Will Powell
Chief Executive Officer and President

Accepted and agreed as of the date of this Agreement:

/S/ E. J. BIRD
E. J. Bird